EXHIBIT 23.1


                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 17, 2005 accompanying the consolidated financial statements of Universal Security Instruments, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended March 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Baltimore, Maryland
July 21, 2005


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